Exhibit 10.1

Equity Transfer Agreement

Between

Shangji Online (Hu Bei) Network Technology Co., Ltd.

And

LIU Yihong

Souyi Lianmei Network Technology (Beijing) Co., Ltd.

September 10, 2012

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Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is executed on September 10, 2012 (the “Execution Date”) in Beijing, People’s Republic of China (“PRC”) by the following parties:

Party A:    Shangji Online (Hu Bei) Network Technology Co. Ltd., a limited liability company incorporated under the laws of the PRC with its registered office at Xiao Tian Industrial Park (Building No.5 of Silver Lake Technology Industrial Park), Xiao Gan Economic Development Zone and its registered number of 420900000006806 (“Party A”).

Party B:    LIU Yihong, PRC citizen, with Identity No.: 441781198110075981 (the “Transferor”).

Party C:    Souyi Lianmei Network Technology (Beijing) Co., Ltd., a limited liability company incorporated under the laws of the PRC, with its registered capital of RMB 1,000,000 and its registered number of 110108010559459 (the “Company” or the“Target Company”).

In this Agreement, Party A, Party B and Party C will be referred to individually as “One Party” and jointly as “Parties”.

Whereas  :

A.	Souyi Lianmei Network Technology (Beijing) Co., Ltd. is a limited liability company duly incorporated and validly existing under the laws of the PRC with its registered capital of RMB 1,000,000, which has been fully contributed. Its primary business is internet content service (except for news, publication, education, healthcare, medication, medical apparatus and instruments and BBS), with advertisement agent and publication and other related support service and value-added service as generally operated projects.

B.	As of the Execution Date of this Agreement, Party A holds 51% of the equity of the Company; Party B holds 49% of the equity of the Company; Party A and Party B collectively hold 100% of the equity of the Company.

C.	Party A has proposed to purchase the 49% of the equity of the Target Company held by Party B.

The parties have agreed to execute this Agreement with provisions as follow:

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Section 1          Definition and Interpretation

1.1	Definition. Unless otherwise stipulated in the context, the following terms used herein shall have the meanings as defined below:

(1)	“The Target Equity” means total of 49% equity of the Target Company held by the Transferor to be transferred to Party A in accordance with this Agreement.

(2)	“Equity Transfer Consideration” means the price for the transfer of the Target Equity by the Transferor to Party A.

(3)	“Trade Secrets” means relevant technical and commercial information and all other information in connection with the transfer of the target equity of the Company and its Branches and Subsidiaries, including but not limited to relevant contracts, agreements, research and development, exclusive information, designs, specifications, customer lists, supplier lists, partner lists, documents relevant to pricing and cost, business and marketing plans, and advices, etc.

(4)	“Intellectual Property Right” means the ownership or exclusive right of the following: (i) inventions (whether or not to be registered as patents) and relevant improvement; patents, patent applications and publication; (ii) trademarks, logos, service marks, trade names, company name and its translation; (iii) all kinds of works involving any copyright, copyright application, registration and renewal; (iv) computer software (including data and documents) and relevant improvement and upgrade; (v) other exclusive rights; (vi) websites, name of website, domain names; and (vii) copies and carriers of the aforementioned intellectual property (regardless of the format and media of such carriers).

(5)	“Related Party” means that, in case of an legal person or non-legal person, (i) the entity that owns or substantially controls the equity/property or interests of the such legal person or non-legal person; (ii) the entity whose equity/property or interests that such legal person or non-legal person owns or substantially controls; (iii) other entities that are jointly owned by or substantially under the joint control of such legal person or non-legal with such party; (iv) the board members, supervisors, senior officers, principals of such legal person or non-legal person; and (v) the entities that are owned or substantially controlled by the above persons as listed in (iv). A Related Party in the form of legal person is also referred to as “Related Company”.

(6)	“Branches and Subsidiaries” mean subsidiaries of which the Company directly or indirectly owns more than 50% equity, or substantially owns more than 50% voting right or control right in any other ways, and the branches and divisions or similar organizations of the Company and the aforementioned subsidiaries.

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(7)	“Primary Business” means the business that the Target Company and its Braches and Subsidiaries are operating as of the Closing Date and thereafter from time to time, including but not limited to internet content service (except for news, publication, education, healthcare, medication, medical apparatus and instruments and BBS), advertisement agent and publication, other relevant technical support service and value-added service.

1.2	Interpretation. Please note that, when interpreting this Agreement :

(1)	Sections, articles, items and paragraphs are only set up for reading convenience and shall not affect the interpretation of this Agreement.

(2)	Unless otherwise specified, any laws referenced herein shall include all regulations and rules promulgated thereunder; and

(3)	In the event that any terms or provisions of this Agreement are found to be invalid or unenforceable in certain cases in any jurisdiction, the validity and enforceability of the remaining terms and provisions of this Agreement shall not be affected, nor the validity and enforceability of such terms or provisions in other cases or in other jurisdictions.

Section 2           Equity Transfer

2.1	Transfer of the Target Equity. The Transferor agrees to transfer to Party A, and Party A agrees to receive from the Transferor the transfer of, 49% of the equity interest of the Target Company. Party A shall become the holder of the Target Equity and enjoy the corresponding rights and obligations as a shareholder from the date on which the transfer of the Target Equity is completed (based on the AIC change of registration, the “AIC Registration Date”). After the completion of the transfer of the Target Equity, the Shareholding structure of the Target Company shall be as follows:

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Shareholder	Registered Capital (RMB yuan)	Percentage
Shangji Online (Hu Bei) Network Technology Co. Ltd.	100	100%
Total	100	100%

2.2	No Liabilities. Party A shall not be liable for any debts and liabilities that have been generated by Party B as a shareholder or existed prior to the Closing Date, and Party B shall continue be liable for such debts and liabilities that have been generated by Party B or existed, arise after the Closing Date from certain causes that existed prior to or on the Closing Date, regardless of whether they are already in existence or potential, known or unknown, cumulative or non-cumulative, past due or outstanding, including but not limited to (i) the liabilities, debts and taxes payable associated with Party B or the Target Equity prior to or as of the Closing Date; (ii) the pending litigation, arbitration, administrative penalty or other legal proceedings involving the Target Equity prior to or as of the Closing Date; (iii) any claim, liability, obligation, liquidated damage, loss, sentence, legal action, litigation, proceedings, arbitration brought about by any third party against the Target Equity. In the event that Party A is involved in any litigation, arbitration, administration penalty or other legal proceedings or suffers any losses as a result of such claims from a third party, Party A will inform promptly and provide relevant reasonable assistance to the Transferor, and the Transferor shall be responsible for the defense against such claims, deal with relevant legal proceedings and indemnify Party A for any resulting losses.

2.3	Further Necessary Actions. Notwithstanding the above, at any time after the Closing Date, the Transferor agrees to cause the Target Company and its Branches and Subsidiaries to take all reasonably necessary and/or reasonably advisable actions to ensure that Party A will enjoy all relevant rights and interest in the Target Equity after Closing Date.

Section 3           Equity Transfer Consideration

3.1	Equity Transfer Consideration.

The Equity Transfer Consideration for the Target Equity under this Agreement is RMB 40,998,100.00 Yuan (approximately equivalent to $6,500,000.00 US Dollars based on the average exchange rate of 6.3074 during the period from January 2012 to June 2012 as announced by SAFE, and this Agreement shall be settled in RMB and the US Dollars amount is only cited as a reference). Party A has no obligation to pay the Transferor for the Target Equity other than the Consideration stipulated herein.

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3.2           Payment of the Equity Transfer Consideration.

The Parties agree that Party A shall pay to Party B the Equity Transfer Consideration in four installments: (1) Party A shall remit a deposit of RMB 8,000,000.00 Yuan (the “Deposit”) to the account designated by the Transferor within 5 working days from execution of this Agreement; (2) Party A shall remit RMB 10,000,000.00 Yuan to the Transferor on September 20, 2012; (3) Party A shall remit RMB 10,000,000.00 Yuan to the Transferor on the Closing Date; and (4) Party A shall remit the rest of the Consideration to the account designated by the Transferor within 15 days of the Closing Date, and the Transferors shall provide Party A with a written receipt for the Deposit and for each of the installment of the Consideration respectively upon receipt.

Section 4        Closing

4.1          Closing. The closing of the transactions under this Agreement (the “Closing”) shall take place at the place agreed to by the parties within 15 days following the satisfaction or waiver of each condition as set forth in Article 5.1 (the “Closing Date”). Party A has the right to require Party B to provide reliable evidences which are acceptable to Party A proving that all conditions set forth in Article 5.1 have been satisfied at the time of or prior to the Closing.

The Parties agree that, in the event that certain conditions set forth in Article 5.1 have not been satisfied as of the Closing, the Parties shall negotiate, and Party A shall determine in writing, as to whether to conduct the Closing with Party A’s waiver of such conditions or to postpone the Closing. In the event that Party A does not agree to waive such conditions or to postpone the Closing, the Parties shall negotiate for a solution or for the termination of this Agreement. In this event, all the fees and losses incurred by Party A in connection to negotiation and execution of this Agreement shall be borne by the Transferor.

4.2          Delivery. The Transferor shall deliver all the software source codes and relevant documents developed by the Target Company, and other documents and materials as reasonably required by Party A to Party A as of or prior to Closing。

4.3          Remedial Measures. Notwithstanding the above, if Party A finds at any time that there is any inconsistency between the Transferor’s obligations and the provisions herein regarding the delivery and transfer of the Target Equity or any other issues on the part of the Transferor, Party A shall have the right to request the Transferor by notification to commit to or take remedial measures within a period of time specified in such notification regarding such inconsistency. In the event that the Transferors fails to take remedial measures satisfactory to Party A within the required period of time, Party A shall have the right to require the Transferor to compensate for the corresponding losses suffered by Party A.

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Section 5        Conditions Precedent to Closing

5.1          The performance of Party A’s obligations regarding the transaction shall be conditioned upon the satisfaction of all of the following conditions, unless Party A waives such conditions in writing or agrees to postpone the fulfillment of or waive such conditions:

(1)         This Agreement and its appendices (if any) have been formally executed by the Parties;

(2)         The representations and warranties in section 6 of this Agreement are accurate, true and complete in all material respects;

(3)         The financial, tax, business and legal due diligences on the Target Company conducted by Party A have been completed and the results of such due diligence are accepted and recognized by Party A;

(4)         This Agreement and all the transactions contemplated herein have been approved and authorized by the shareholders and/or the board of directors of Party A (if applicable);

(5)         The shareholders of the Target Company have signed relevant shareholder resolutions and officially authorized the execution of this Agreement and the performance of transactions contemplated herein;

The Company has passed its new Articles of Incorporation, completed the AIC registration of change procedures for the transfer of the equity hereunder and completed the registration of change for the Target Company’s Article of Association and board with AIC at Party A’s request, and the Target Company has obtained and provided to Party A the newly issued business permits ;

(6)         There has not been any known or rationally expected event or situation which has material adverse effect on the transactions under this Agreement as of the Closing Date. No event or change that has material adverse effect on the assets, business, finance situation and staff of the Target Company has occurred;

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(7)         The actions of the Transferor that have been taken or are to be taken to complete the transactions contemplated under this Agreement, and all the certificates, papers and other documents needed for completion of the same, are to the satisfaction of Party A;

(8)         The Existing Shareholder’s execution of this Agreement and performance the obligations thereunder have been approved by relevant governmental authorities and third parties (if necessary), and as of the Closing Date, (a) there have not been any pending or potential actions or proceedings taken by PRC governmental authorities to limit or forbid the completion of the transactions under this Agreement, and (ii) there have not been any laws and regulations promulgated by any competent PRC governmental authorities which may cause the completion of this Agreement illegal.

Section 6        Representation and Warranties

6.1          Party A’s Representations and Warranties. Party A represents and warrants to the Transferor as follows:

(1)         Party A is a limited liability company duly incorporated and validly existing under the laws of the PRC; and

(2)         Party A has the capacity to execute and perform this Agreement.

6.2          Party B’s Representations and Warranties. Party B represents and warrants to Party A as of the Execution Date and the Closing Date are as follows:

(1)         Upon execution, this Agreement shall be the valid and binding obligation to Party B in accordance with the provisions herein ;

(2)         The execution of this Agreement and the performance of the obligations herein by Party B will not violate any law, statutes and regulations or the authorization or approval from any government agency or organizations, nor will they violate the provisions in any contract or agreement to which Party B is a party, nor will they cause the violation of any law, statutes and regulations or the authorization or approval, nor will they require any consent from any party that has not been obtained;

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(3)         Party B does not hold any equity, share, ownership interest or exclusive rights of or work, nor does Party B hold any positions, in any company, partnership, corporation, trust, joint enterprise or any other entities which compete with the Target Company;

(4)         All the important documents, statements and information in the possession of Party B and its related parties in connection with the transaction contemplated herein have been truthfully, accurately and fully disclosed to Party A, and the documents provided to Party A prior to such disclosure do not contain any misrepresentation regarding any material facts;

(5)         Party B and the Target Company have not executed, amended, extended or dissolved any agreement that will have material adverse effect on the Target Company;

(6)         Intellectual Property Right

As of the Closing Date, Party A and its related parties have not infringed, interfered or misappropriated the intellectual property of any third party or have any conflict in any other way with such third party intellectual property;

(7)         Each of the representations and warranties set forth in Section 6.2 must be separately and independently interpreted and, unless expressly stipulated otherwise, must not be limited or restricted by reference of any other provisions herein or of any other provisions in any other agreements between the Parties hereto.

Section 7        Taxes and Fees

7.1          Unless otherwise stipulated by relevant laws or elsewhere in this Agreement, each party of this Agreement shall be responsible for its respective taxes related to the transactions under this Agreement as required by law. Party A shall have the right to withhold and pay for the Transferor any taxes as so required by law.

7.2          Each party of this Agreement shall be respectively responsible for the expenses and fees paid for negotiation, preparation and execution of this Agreement and obtaining relevant approval, including the reasonable expenses and fees paid to its counsels, accountants and other professional persons.

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7.3          Notwithstanding the above, in the event that the transactions under this Agreement is not closed due to any material falsehood, omission or misleading information in the representations and warranties of the Party B set forth in Article 6.2, Party B shall be responsible for all the out-of-pocket expenses and fees that Party A has spent for the negotiation, preparation, execution and other relevant issues of this Agreement.

Section 8        Covenants

8.1          Non-competition. Party B agrees that, so long as Party A is a shareholder of the Target Company, Party B will not, without prior written consent of Party A, participate in the business activities directly or indirectly competing with the Target Company during the period of 5 years following her ceasing to be a shareholder of the Target Company, and will ensure that his related parties will not participate in such business activities, including but not limited to the following (the Company and the Target Company mentioned below include its Branches and Subsidiaries):

(1)         Party B and its Related Parties shall not establish substantial control of or hold equity interest in the enterprises or any other entities that compete with the Target Company in any manner. Such activities by Party B’s Related Parties shall be deemed as Party B’s activities;

(2)         Party B and its Related Parties shall not work in the enterprises and institutions which compete with the Target Company or act as a consultant to the aforementioned entities;

(3)         Party B and its Related Parties shall not induce any employee to leave the Target Company, or join the enterprises, institutions or entities which are their affiliates, and shall not in any manner solicit the customers of the Target Company or induce them to terminate cooperation with the Target Company;

(4)         Party B and its Related Parties shall not directly or indirectly participate in the activities that will or may compete with the Target Company, deprive, impair or damage the Target Company’s business interest or business opportunities, or obtain revenue from the above activities;

(5)         Party B and its Related Parties shall not induce employees, service providers, business partners, consultants or agents which have established or intend to establish labor relations, service relations or agency relations with the Target Company to terminate the aforementioned relations, directly or indirectly, or induce the aforementioned person deciding not to or refuse to establish the aforementioned relations with the Target Company, or conduct any other actions that may have similar result;

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(6)         Party B and its Related Parties shall not use or disclose to any other person the information regarding the suppliers, customers, products, business and operation method of the Target Company;

(7)         Party B and its Related Parties shall not use or apply for registration of any domain names, trademarks or trade names that include the words “sooe” ,“搜易” or similar characters, or domain names, trade names, trademarks, service marks or designs similar to the aforementioned items (whether registered or not);

(8)         Party B hereby agrees and confirms that, in the event that any of its Related Parties is in violation of the above non-competition obligations, Party B shall indemnify Party A for the resulting losses suffered.

Section 9        Liability for Breach

9.1          Any party failing to fully perform the obligations under this Agreement, or any party breaching the representations and warranties, or any party’s representations and warranties are false, untrue, inaccurate or incomplete, will be deemed as a breach of this Agreement. In the event that any party breaches this Agreement, such breach rendering all or part of this Agreement unable to be performed, the breaching party shall be liable for the liabilities of breaches and shall compensate other parties’ losses so incurred (including relevant legal costs, attorney’s fees and other reasonable fees and expenses). If more than one party breach this Agreement, each party shall be liable for its own default based on the circumstances.

9.2          In the event that the Closing hereunder has not occurred because the precedent conditions as set forth in Article 5.1 hereof are not fully satisfied, the Parties hereto may negotiate to terminate this Agreement. If this Agreement is so terminated, unless otherwise stipulated by the Parties hereto, the Parties hereto shall adopt any necessary measures and execute any necessary documents to restore the equity structure of the Company to the condition prior to the performance of this Agreement, and the Transferor shall bear the obligation to unconditionally refund the Consideration already paid by Party A (including but not limited to the Deposit) and to compensate all the resulting losses suffered by Party A.

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Section 10        Termination of the Agreement

10.1        In addition to the provisions herein regarding the termination of this Agreement, the Parties hereto may negotiate to terminate this Agreement and each party must bear its respective resulting fees and losses.

Section 11        Confidentiality

11.1        The Parties of this Agreement must make all efforts to keep confidential the Trade Secrets in any forms obtained from other parties during the negotiation, execution and performance of this Agreement, the content of this Agreement and the potential cooperation among the parties. Each party of this Agreement shall restrict the access of its Related Parties, employees, agents, professional consultants and so on only to such the aforementioned information necessary for the performance of the obligations hereunder and only when such Related Parties, employees, agents, professional consultants are under the same confidentiality obligation.

11.2        Such restriction mentioned above does not apply to:

(1)        Any information that is publicly available at the time of disclosure due to no fault of the party receiving the information;

(2)        Any information that is publicly available after the disclosure due to no fault of the party receiving the information

(3)        Any information which the receiving party can prove that it already processes before disclosure and which is not from other parties;

(4)        Any information that any party must disclose to relevant governmental authorities, stock exchanges and so on as required by applicable laws, or that any party must disclose to its legal or financial consultants for normal business operation purposes; or

(5)        Information which any party discloses to its professional consultants, bank or other financing institutions.

11.3        The parties of this Agreement shall cause its and its related parties’ shareholders, directors, managers and other employees to comply with the confidentiality obligations hereunder

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Section 12        Force Majeure

12.1        The parties shall be exempted from corresponding liabilities for their failure to perform this Agreement due to force majeure. Force majeure refers to any event, situation or state which is unforeseeable, unavoidable and unable to be reasonably controlled and which cannot be completely or partially avoided or overcome after reasonable and cautious measures so that it directly or indirectly prevents the performance of any major obligation under this Agreement, including but not limited to natural disaster, war, fire, explosion, earthquake, epidemic disease, flood and storm. When any party under this Agreement is unable to perform the terms and conditions of this Agreement due to force majeure, the party shall notify the other party within 14 calendar days from the date when the force majeure occurs, and shall explains in detail the situations of force majeure in the notification. If there is any delay in performance or failure to perform due to force majeure, it shall not constitute default of the party, nor shall it constitute the basis for claiming any damage, compensation or punishment. Under this circumstance, the parties shall take reasonable measures to perform the Agreement within the practical scope. Once the event of the force majeure is removed, the affected party shall within 14 calendar days send other parties the notification about the removal of the force majeure and shall make sure the notification has been received by other parties.

12.2        If this Agreement cannot be performed due to the occurrence of force majeure prior to the Closing Date and the event of the force majeure lasts for more than 6 months, the parties can negotiate to terminate this Agreement.

Section 13        Notification

13.1        All notification or other documents sent out under this Agreement shall be in writing and shall be delivered to the addresses and/or fax numbers of relevant parties by personal delivery, by express mail or by fax.

13.2        If any notification or other document is delivered by personal delivery, it shall be deemed duly sent out when the recipient receives such notification or other document; if sent out by fax, it shall be deemed duly sent out when the return code or other confirmation signal is received; if sent out by express mail, it shall be deemed duly sent out 7 days after it is sent out. When proving such notification has been sent out, relevant party needs only to prove corresponding notification has been placed or sent out to the addresses of the recipients or the party has duly filled in the addresses of the recipients on the letter and has been duly mailed the notification.

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Section 14        Miscellaneous

14.1        Governing Law. This Agreement shall be governed by PRC laws and shall be explained and performed according to PRC laws.

14.2        Dispute Resolution. All disputes related to this Agreement or arising from the performance of this Agreement shall be resolved through good faith negotiations. In the event the parties fail to reach an agreement on the dispute within 30 days after any party's request to the other parties for resolution of the dispute through negotiations, any party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration. The dispute shall be resolved in accordance with the then effective Arbitration Rules in Beijing. The arbitration tribunal shall consist of three arbitrators. The arbitration award shall be final and binding on the parties.

14.3        Effectiveness. This Agreement shall become effective upon the execution on the date first written above.

14.4        Complete Agreement.          In case any memorandum or agreement (including the Original Agreements) made prior to this Agreement conflicts with this Agreement, the terms of this Agreement shall prevail. Any amendment or supplement to this Agreement shall be made by the parties in writing.

14.5        Waiver. The failure or delay of any party to its rights or remedies specified in this Agreement and its amendments or supplements shall not constitute or be deemed as a waiver of such rights and remedies; the act of any single or partial exercise of the rights and remedies also shall not exclude the further exercise of the rights and remedies.

14.6        Severability.         In the event that any term or provision of this Agreement is found to be invalid or unenforceable in any jurisdiction under any circumstance, the validity or enforceability of the remaining terms or provisions of this Agreement shall not be affected, nor shall the validity or enforceability of the remaining terms or provisions of this Agreement under other circumstances or in other jurisdictions be affected.

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14.7        Other Promises.         The parties shall take and sign all other action, agreements, events and documents or cause such actions to be taken or such documents to be signed if at any time after Closing, further actions are necessary in order to achieve the purpose of this Agreement. Any party to the Agreement shall take such actions under the reasonable request of other parties (including signing and delivering documents and files), but the cost shall be bore by the requesting party (except when the requesting party has the right to request compensation according to the specifications of Section 14).

14.8        Announcement. Party B shall not make any statement or convey any information regarding any content of this Agreement to any other third party, including (if applicable) the termination of this Agreement and its reason without prior written approval of Party A.

14.9        Language and Counterparts. This Agreement is written in Chinese and shall be binding on the parties. This Agreement can be executed in several counterparts, each party having one counterpart and every counterpart shall be deemed as an original. All the counterparts shall be the one and same instrument.

14.10      Continued Effectiveness. Sections 6, 11, 12, 13 and 14 herein shall survive the termination of this Agreement.

(The following is left blank)

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IN WITNESS WHEREOF, the parties have executed or have caused their authorized representatives to execute this Agreement as of the date first above written.

Party A: /seal/ Shangji Online (Hu Bei) Network Technology Co., Ltd.

Signature:

Title:

Party B: Liu Yihong

Signature:	/s/ LIU Yihong

Party C:	/seal/ Souyi Lianmei Network Technology (Beijing) Co., Ltd.

Signature:

Title:	Legal Representative

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